EXHIBIT 10

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             ELAN CORPORATION, PLC.

                           EVERGLADE ACQUISITION CORP.

                                       AND

                                SANO CORPORATION




                             DATED DECEMBER 14, 1997

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         AGREEMENT AND PLAN OF MERGER dated December 14, 1997 (this "AGREEMENT")
among Elan Corporation, plc., a public company organized under the laws of Ireland ("PARENT"), Everglade Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Sano Corporation, a Florida corporation (the "COMPANY").

         WHEREAS, the parties hereto desire to cause the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act of the State of Florida ("FLORIDA LAW") and the Delaware General Corporation Law of the State of Delaware ("DELAWARE LAW"), to merge with and into Merger Sub (the "MERGER");

         WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of shares of Company Common Stock (as such term is defined in Section 2.01) and is in the best interests of such shareholders and (ii) approved this Agreement and the transactions contemplated hereby and recommended unanimously that the holders of shares of Company Common Stock approve and adopt this Agreement;

         WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its stockholders and, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 607.1101 of Florida Law and the applicable provision of Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "SURVIVING CORPORATION").

         SECTION 1.02. EFFECTIVE TIME; CLOSING. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with,
Section 607.1101 of Florida Law in addition

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to any filings that may be required under Delaware Law. The term "EFFECTIVE
TIME" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida and any required filings with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger and any required filings under Delaware Law, a closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York (or such other place as the parties may agree) (the date on which such closing takes place being the "CLOSING DATE").

         SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS

         (a) Subject to the terms of Section 6.06, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time.

         (b) Subject to the terms of Section 6.06, at the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

         CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. CAPITAL STOCK OF MERGER SUB. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, par value $.01 per share (the "COMPANY COMMON STOCK"), or any shares of capital stock of Merger Sub, all shares of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become such number of fully paid and nonassessable shares of common stock, par value $.01 per share, of the

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Surviving Corporation as shall equal the sum of the number of shares of Company
Common Stock outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock underlying options, warrants, calls, subscriptions or other rights or other agreements or commitments of the Company assumed by Parent.

         SECTION 2.02. PARENT OWNED STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time that is owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         SECTION 2.03. CONVERSION OF COMPANY COMMON STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to Section 2.04(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be issued or cancelled in accordance with Sections 2.01 and 2.02, respectively) shall be converted into the right to receive a specified percentage (the "Specified Percentage") of an American Depositary Share evidenced by American Depositary Receipts ("ADRs") (rounding the result to the nearest one thousandth of a share) of Parent (a "Parent ADS") (each such Parent ADS representing one Ordinary Share ("Parent Ordinary Share"), par value 4 Irish pence, of Parent) (the "MERGER CONSIDERATION"); for the purposes hereof, if the Average Parent Trading Price (as defined below) is between $49.1625 and $59.1625, the Specified Percentage shall equal the quotient of $35.50 divided by the Average Parent Trading Price; if the Average Parent Trading Price is greater than $59.1625, then the Specified Percentage shall be .6000; and if the Average Parent Trading Price is below $49.1625, then the Specified Percentage shall be
 .7221. In the event that between the date hereof and the Effective Time, the outstanding Parent ADSs (or underlying Parent Ordinary Shares) shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         The "AVERAGE PARENT TRADING PRICE" means the average of the closing prices per share of Parent ADSs on the New York Stock Exchange, Inc. (the "NYSE") Composite Transaction Tape for the five consecutive trading days ending on the trading day prior to the Closing Date as reported in the Wall Street Journal or if not reported therein, any other authorized source for such information.

         SECTION 2.04. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent who shall be the depositary under Parent's ADR program (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates evidencing a sufficient number of Parent

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Ordinary Shares as would permit the Exchange Agent to issue such number of
Parent ADSs issuable to holders of Company Common Stock pursuant to Section 2.03 (such certificates for Parent ADSs, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND"). As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver the Parent ADSs contemplated to be issued pursuant to
Section 2.03 out of the Exchange Fund in accordance with the procedures specified in this Section 2.04. Except as contemplated by Section 2.04(g) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

         (c) EXCHANGE OF CERTIFICATES. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent ADSs, if any, to which such holder is entitled pursuant to this Article II (including any cash in lieu of any fractional Parent ADSs to which such holder is entitled pursuant to
Section 2.04(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(d) (together, the "ADDITIONAL PAYMENTS")), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

         (d) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividends or other distributions declared or made after the Effective Time with respect to Parent ADSs (or underlying Parent Ordinary Shares) with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.04(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates

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representing whole shares of Parent ADSs issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent ADS to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent ADSs. After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 2.04, be deemed for all purposes to evidence ownership of the number of shares of Parent ADSs into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

         (e) NO FURTHER RIGHTS IN COMPANY COMMON STOCK. At the Effective Time all outstanding shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration for such shares of Company Common Stock. All Parent ADSs issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.04(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

         (f) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of Parent ADSs. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Trading Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.04(b), (c) and (d).

         (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent

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permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         (h) NO LIABILITY. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent ADSs (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         (i) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

         (k) FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be reasonably necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         SECTION 2.05. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

         SECTION 2.06. COMPANY STOCK OPTIONS. (a) Each outstanding option to purchase shares of Company Common Stock listed in Section 3.03 of the Company Disclosure Schedule (as

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defined below) issued pursuant to the Company's 1993 and 1995 Stock Option Plans
(the "Option Plans"), or otherwise set forth in Section 3.03 of the Company Disclosure Schedule (each an "Option"), whether or not vested or exercisable, shall be assumed by Parent and shall constitute an option to acquire, on the same terms and conditions (except as set forth herein) as were applicable under such Option, the number of Parent ADSs rounded up or down to the nearest whole share equal to the product of the Specified Percentage multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of Parent ADSs that would be purchasable pursuant to such Option
("Assumed Options"); provided, further, that from and after the Effective Time the Assumed Options shall be vested and fully exercisable. As soon as practicable after the Effective Time, Parent shall deliver to holders of Assumed Options an appropriate notice setting forth such holders' rights pursuant thereto and shall deliver appropriate option agreements representing the right to acquire Parent ADSs on the same terms and conditions as contained in the Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options. Parent shall comply with the terms of the Option Plan as they apply to the Assumed Options. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent ADSs for delivery upon exercise of the Assumed Options in accordance with this Section 2.06. Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to Parent ADSs subject to Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding. A holder of an Assumed Option may exercise such Assumed Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Option Plan. (b b) At the Effective
Time, Parent shall grant options under Parent's existing stock option plans to

         (b) At the Effective Time, Parent shall grant options under Parent's existing stock option plans to purchase Parent ADSs to Company employees as set forth on Exhibit 2.06.

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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to the Parent and Merger Sub that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the lack of such power, authority and approval would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means any change in, or effect on, the Company, which is, or would reasonably be expected in the future to be, materially adverse to the operations, general affairs, management, business, condition (financial or otherwise) assets or liabilities or earnings or results of operations of the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

         SECTION 3.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent complete and correct copies of its Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and By-laws, each as amended to date. Such Articles of Incorporation and By-laws are in full force and effect. The Company is not in violation of any provision of its Articles of Incorporation or By-laws.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock par value $0.01 per share (the "Company Preferred Stock"). No shares of Company Preferred Stock are outstanding. As of September 30, 1997, there are 10,511,831 shares of Company Common Stock outstanding.
Section 3.03 of the Company Disclosure Schedule identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of all outstanding options (the "Company Common Stock Equivalents"). All of the Company Common Stock Equivalents have been issued pursuant to the Company's Option Plans and may be assumed by Parent in accordance with Section 2.06 without consent of the holders thereof (or any such consent as may be required shall have been obtained

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and delivered to Parent not later than five days from the date of this
Agreement). Except for the Company Common Stock Equivalents there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of the Company. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Florida Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and to the Knowledge of the Company the exercise by the Parent and the Merger Sub of full rights to own and operate the business of the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws of the Company, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or by which any property or asset of the Company is bound or affected, except for such conflicts or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the Company's ability to consummate the Merger or, to the Knowledge of the Company, the exercise by the Parent and the Merger Sub of full rights to own and operate the business of the Company.


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         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), and filing and recordation of appropriate merger documents as required by Florida Law, Delaware Law and the rules of the National Association of Securities Dealers ("NASD") and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.06. COMPLIANCE WITH LAWS; PERMITS. (a) The Company is not in violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually and in the aggregate, have a Company Material Adverse Effect.

         (b) To the best of the Company's knowledge, as to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is manufactured, tested, distributed, held, and/or marketed by the Company, such product is being manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

         (c)The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of the Company or any product of the Company, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect.

         SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS

         (a) The Company has filed all periodic reports and documents required under the Exchange Act to be filed by it with the Securities and Exchange Commission (the "SEC") since November 10, 1995, including all exhibits filed in connection therewith (collectively, the

"COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company will deliver to the Parent as soon as they become available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

         (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally (the "Mailings") subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such Mailings (excluding any information therein provided by Parent or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

         (c) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied, and in the Mailings will comply, as to form with the applicable accounting requirements and rules and regulations of the United States Securities and Exchange Commission ("SEC") and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

         (d) Except as and to the extent set forth on the balance sheet of the Company as of September 30, 1997, including the notes thereto (the "COMPANY 1997 BALANCE SHEET"), the Company has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) disclosed in any Company SEC Report and Mailing filed since September 30, 1997 and prior to the date of this Agreement, (ii) incurred since September 30, 1997 in the ordinary course of business or (iii) incurred pursuant to this Agreement.

         (e) The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in any Company SEC Report filed since December 31, 1996 and prior to the date hereof, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.09. ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Reports or in Section 3.09 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation, would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 3.10. PENSION AND OTHER BENEFIT PLANS

         (a) Section 3.10 of the Company Disclosure Schedule sets forth a complete list of all Employee/Benefit Plans.

         (b) Except as disclosed in Section 3.10 of the Company Disclosure Schedule, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plans"), "welfare benefit plans" as defined in
Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its ERISA Affiliates (as hereinafter defined), or to which the Company or any of its ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code including the Company.

         (c) The Company and each of the Pension Benefit Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually and in the aggregate, have a Material Adverse Effect.

         (d) All contributions to, and payments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

         (e) Any Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

         (f) There are (i) no investigations pending by any governmental entity involving the Pension Benefit Plans or Welfare Plans, and (ii) no pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually and in the aggregate, give rise to any liability which would have a Material Adverse Effect, nor, to the best of the Company's knowledge, are there any facts which would give rise to any liability except for those which would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

         (g) None of the Company or any employee of the Company, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on the Company under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

         (h) None of the Company or any of its ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

         (i) Neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA.

         (j) None of the Company or any of its ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

         (k) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to
Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

         (l) None of the Welfare Plans maintained by the Company provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

         (m) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

         (n) Except as set forth in Section 3.10 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company.

         (o) The Company has disclosed to Parent in Section 3.10 of the Company Disclosure Schedule each Foreign Plan (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. The Company and each of the Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company with respect to employees (or former employees) employed outside the United States.

         SECTION 3.11. INTELLECTUAL PROPERTY RIGHTS. To the best of the Company's knowledge, the Company owns or has the right to use all Intellectual Property Rights (as defined below in this Section 3.11) necessary to the conduct of its businesses. Section 3.11 of the Company Disclosure Schedule contains a list of all material patents, trade names, trademarks and service marks, and applications for the foregoing owned or possessed by the Company. No material rights or licenses to use Intellectual Property Rights have been granted or acquired by the Company except those listed in Section 3.11 of the Company Disclosure Schedule. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, the Company has received no notice of any claims or assertions made by others that the Company has infringed any material Intellectual Property Rights of others by the sale of products or any other activity in the preceding five year period. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Company has no knowledge of any infringement of Intellectual Property Rights of the Company by others which would result in a Company Material Adverse Effect. Except as set forth in
Section 3.11 of the Company Disclosure

Schedule all issued patents, registered trademarks, and service marks, owned by the Company are recorded on the public record in the name of the Company. True and complete copies of all material listed in Section 3.11 of the Company Disclosure Schedule have been made available to Parent.

         "Intellectual Property Rights" shall mean and include rights relating to the Company's patents, trademarks, service marks, trade names, registered copyrights, and all currently pending applications for any thereof.

         SECTION 3.12. TAX MATTERS. Except for those matters which individually and in the aggregate would not have a Material Adverse Effect, (i) except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company has prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax (as hereinafter defined) returns, information statements and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company (copies of which for the past three fiscal years have been provided to Parent); (ii) all Taxes of the Company in respect of any taxable period (or portion thereof) ending prior to or on the Effective Time have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of the Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state, local and foreign income, sales and franchise and all other Tax Returns filed by the Company have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) no deficiency has been asserted or assessed against the Company and is pending, and no examination of the Company is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes, except for property taxes which have accrued but are not yet due and payable; (vii) the Company has not agreed, and is not required, to make any adjustment by reason of a change in their accounting methods that would affect the taxable income or deductions of the Company for any period ending after the Effective Time; (viii) the Company has made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees and from amounts paid to any other third parties; (ix) there are no Tax sharing agreements or arrangements under which the Company will have any obligation or liability on or after the Effective Time; (x) the Company has the net operating loss carryforwards set forth in
Section 3.12 of the Company Disclosure Schedule; (xi) the Company has no overall foreign losses as defined in Section 904(f)(2) of the Code; (xii) the Company has no unused foreign tax credits; (xiii) there are no transfer pricing agreements made by the Company with any taxation authority; (xiv) except as set forth in Section 3.12 of the Company Disclosure Schedule no assets of the Company are held in an arrangement for which partnership Tax Returns are being filed and the Company is not a partner in any partnership; (xv) except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company does not own any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company whether or not distributed;
(xvi) the Company has not made an election under Section 341(f) of the Code; and
(xvii) except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company is not obligated to make any payments or provide any other benefits that would constitute excess parachute payments within the meaning of Section 280G of the Code.

         "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to United States Treasury Regulation ("Treas. Reg.") ss. 1.1502-6 (or any comparable state, local or foreign provisions)) in respect of any items described in clause (i) or (ii) above.

         SECTION 3.13. ENVIRONMENTAL MATTERS

         (a) To the best of the Company's Knowledge, the Company possesses all Environmental Permits, except as disclosed on Section 3.13 of the Company Disclosure Schedule, required under applicable Environmental Laws to conduct its current business, and is, and to the Company's knowledge has at all times been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually and in the aggregate, would not have a Company Material Adverse Effect, nor has the Company reason to believe that any Environmental Permits possessed by the Company will be revoked, suspended, or will not be renewed.

         (b) To the best of the Company's Knowledge, the execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by the Parent and the Merger Sub of rights to own and operate the businesses of the Company substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by the Company, and will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law.

         (c) To the best of the Company's Knowledge, the Company is in compliance, and within the period of all applicable statutes of limitation, has complied, with all applicable Environmental Laws except where the failure to comply, individually and in the aggregate, would not have a Company Material Adverse Effect; and has not received notice of any liability under any Environmental Law.

         (d) To the best of the Company's Knowledge, there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of the Company, threatened under any Environmental Law (a) against the Company, or (b) against any person or entity, including but not limited to any Contractor (as hereinafter defined), in connection with which liability could reasonably be imputed or attributed by law or contract to the Company.

         (e) To the best of the Company's Knowledge, no property or facility presently or formerly owned, operated, or leased by the Company, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has the Company received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state, or local law.

         (f) To the best of the Company's Knowledge, there has been no disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by the Company or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by the Company, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Company or that would reasonably likely result in liability of, or costs in excess of $100,000, either individually or in the aggregate, to the Company under any Environmental Law.

         (g) To the best of the Company's Knowledge, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any facility or property owned, leased or operated by the Company or its predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation.

         (h) To the best of the Company's Knowledge, no lien has been recorded against any properties, assets or facilities owned, leased or operated by the Company under any Environmental Law.

         (i) To the best of the Company's Knowledge, a reasonable investigation having been made, the Company has made available to Parent, Merger Sub and their authorized representatives all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of the Company concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by the Company or any former subsidiary or predecessor in interest, or concerning compliance by the Company with, or liability under, any Environmental Law.

         For purposes of this Agreement:

             (i) "CONTRACTOR" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce any of their component ingredients owned by the Company.

            (ii) "ENVIRONMENTAL LAW" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree or common law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, employee health or safety, the experimental use of animals, or the disposal of animal carcasses.

            (iii) "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent, or other authorization by a federal, state, local, or foreign government or regulatory entity pursuant to any Environmental Law.

             (iv) "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any animal carcass, any toxin, chemical, virus, infectious disease or disease-causing agent, and any other substance that can give rise to liability under any Environmental Law.

         SECTION 3.14. TAX TREATMENT; OFFICER'S CERTIFICATE AS TO TAX MATTERS. Neither the Company nor, to the Company's Knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply. Neither the Company nor, to the Company's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply, and to the Company's Knowledge, the Merger and each such exchange will so qualify. As of the date hereof, the Company knows of no reason why it will be unable to deliver to Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. and to Cahill Gordon & Reindel at the Closing representation letters with respect to the Company in form and substance sufficient to enable such counsel to render the opinions required by Sections 7.02(b) and 7.03(b).

         SECTION 3.15. INSURANCE. Section 3.15 of the Company Disclosure Schedule lists all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries, the premiums and coverages of such policies and all claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been made available to Parent. The Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

         SECTION 3.16. STOCKHOLDER VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

         SECTION 3.17. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Vector Securities International, Inc. (the "Company Financial Advisor"), to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         SECTION 3.18. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

         SECTION 3.19. STATE TAKEOVER STATUTES. The Company's Board of Directors approved the Merger and this Agreement and all agreements related thereto, and such approval is sufficient to render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement and all related agreements, the provisions of Sections 607.0901, 607.0902 and 607.1302 of the Florida Law to the extent, if any, any such sections, or any other State of Florida antitakeover statute or regulation are applicable to the Merger and this Agreement and the transactions contemplated by this Agreement and all related agreements.

         SECTION 3.20. LABOR MATTERS; EMPLOYMENT AND LABOR CONTRACTS. (a) The Company is not a party to any union contract or other collective bargaining agreement. The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for those failures to comply which, individually and in the aggregate, would not have a Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company.

         (b) Except as entered into in the ordinary course of business or as set forth in Section 3.20 of the Company Disclosure Schedule, the Company is not a party to any employment, management services, consultation, indemnification or other contract or agreement with any past or present officer, director or employee or, to the best of the Company's Knowledge, any entity affiliated with any past or present officer, director or employee. True and correct copies of all agreements referred to in Section 3.20 of the Company Disclosure Schedule have been previously delivered to Parent.

         SECTION 3.21. BOARD RECOMMENDATION. The Board of Directors of the Company has, by a unanimous vote at a meeting of such Board duly held on December 11, 1997, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and determined that the Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to and in the best interest of the stockholders of the Company, and resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

         Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries (collectively, the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term "PARENT MATERIAL ADVERSE EFFECT" means any change in, or effect on, Parent, when taken as a consolidated whole, which is, or could reasonably be expected in the future to be, materially adverse to the operations, assets or liabilities or earnings or results of operations of Parent and Parent Subsidiaries taken as a whole. Parent owns directly all of the outstanding capital stock of Merger Sub.

         SECTION 4.02. CHARTER DOCUMENTS AND BY-LAWS. Parent has heretofore furnished to the Company a complete and correct copy of its Memorandum and Articles of Association (or other applicable charter document) and Bylaws, each as amended to date, of Parent and Merger Sub. Such charter documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its respective charter documents.

         SECTION 4.03. PARENT ADSS TO BE ISSUED IN THE MERGER. The issuance of the Parent ADSs, each representing one Parent Ordinary Share, pursuant to the Merger will be duly authorized, validly issued, fully paid and not subject to calls for additional payments of any kind, and not subject to preemptive rights created by statute, Parent's Memorandum and Articles of Association or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

         SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Florida Law and Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the charter documents, By-laws or other organizational documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, (iii) prevent or materially delay the consummation of the Merger or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

         (b) No filing or registration with, or authorization, consent or approval of, or notification to any governmental entity is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except
(i) in connection with the applicable requirements of the HSR Act, (ii) in connection with the applicable requirements of the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended) of Ireland (the "Irish Mergers Act"), (iii) in connection with the provisions of the Securities Act and Exchange Act, (iv) the filing of appropriate merger documents as required by Florida Law and Delaware Law, (v) the listing on the New York Stock Exchange ("NYSE") of the Parent ADSs to be issued in connection with the Merger, (vi) the listing on the respective official lists of the Irish Stock Exchange and the London Stock Exchange of Parent Ordinary Shares to be represented by Parent ADSs constituting the Merger Consideration, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (viii) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not, either impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

         SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS

         (a) Parent has filed all periodic reports and documents required under the Exchange Act to be filed by it with the SEC since January 1, 1995, including all exhibits filed in connection therewith (collectively, but excluding filings relating solely to press releases (other than earnings releases), the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent will deliver to the Company as soon as they become available true and complete copies of any Parent SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

         (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Parent Subsidiaries included or incorporated by reference in the Parent SEC Reports were prepared in accordance with generally accepted accounting principles in the United States, in each case applied on a consistent basis throughout the periods involved and fairly present the consolidated financial position of Parent and Parent Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited consolidated financial statements have been certified as such (without exception) by Parent's independent chartered accountants.

         SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in any Parent SEC Report filed since December 31, 1996 and prior to the date hereof, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

         SECTION 4.08. BROKERS. Except for Goldman Sachs International, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, any Parent Subsidiary or Merger Sub.

         SECTION 4.09. CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares, 1,000 executive shares, par value 1 Irish pound per share ("Parent Executive Shares") and 25,000 `B' executive shares, par value 4 Irish pence per share ("Parent `B' Executive Shares"). As of June 30, 1997, there were 99,463,709 Parent Ordinary Shares issued and outstanding, no Parent Ordinary Shares held in Parent's treasury, 1,000 Parent Executive Shares outstanding and 21,375 Parent `B' Executive Shares outstanding. As of such date there were 11,658,203 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding options ("Outstanding Options"), 4,288,322 Parent Ordinary Shares reserved for issuance upon the exchange of the Liquid Yield Option Notes (the "LYONs") issued by Elan International Finance Ltd., a wholly-owned subsidiary of Parent, and guaranteed by Parent and 13,239,178 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding warrants (the "Warrants"). Except for the LYONs, the Warrants and the Outstanding Options, there were not as of June 30, 1997 any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued and, except for the 42,553 Elan Ordinary Shares represented by ADRs evidencing Parent ADSs issued in the name of Sylvan Limited on April 13, 1995, fully paid, and not subject to calls for additional payments of any kind. On October 31, 1997, the LYONs were called for redemption and prior to the redemption date of November 30, 1997 substantially all of the outstanding LYONs were exchanged for Parent ADRs. On November 12, 1997, Athena Neurosciences, Inc., a wholly-owned subsidiary of Parent, issued $325,000,000 principal amount of 4.75% Exchangeable Notes due November 15, 2004, which are guaranteed as to payment of principal and interest by Parent and are exchangeable into Parent ADSs at an exchange rate of
14.0758 Parent ADSs per $1,000 principal amount of such notes.

         SECTION 4.10. LITIGATION. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Parent, threatened against or relating to the a Parent or any of its Parent Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually and in the aggregate, either impair Parent's ability to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

         SECTION 4.11. NO SHAREHOLDER VOTE REQUIRED. The vote by any holders of any class or series of capital stock of the Parent is not required to approve the Merger.

         SECTION 4.12. TAX TREATMENT; OFFICER'S CERTIFICATE AS TO TAX MATTERS. Neither Parent nor, to Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply. Neither Parent nor, to Parent's Knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstances that would prevent the Merger from qualifying under
Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply, and to Parent's Knowledge, the Merger and each such exchange will so qualify; provided that (i) Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), (ii) the Company stockholder owns (including beneficial, indirect and construction ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger, and (iii) the Company stockholder complies with the notice requirements of Section 6038B of the Code. As of the date hereof, Parent knows of no reason why it will be unable to deliver to Cahill Gordon & Reindel and to Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. with respect to Parent and Merger Sub at the Closing representation letters in form and substance sufficient to enable such counsel to render the opinions required by Section 7.02(b) and Section 7.03(b).

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company's Disclosure Schedule, or as otherwise expressly provided for in this Agreement, unless Parent expressly shall otherwise agree (which agreement shall not be unreasonably withheld or delayed) in writing, the Company Business shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent in all material respects with past practice; and the Company shall use its reasonable efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company has significant business relations and the Company will take no action not authorized hereby which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. By way of amplification and not limitation, except as expressly provided for in this

Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

         (a) amend or otherwise change its Articles of Incorporation or By-laws;

         (b) issue, sell, license, transfer, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any assets of the Company, except for sales of assets in the ordinary course of business and in a manner consistent in all material respects with past practice;

         (c) set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

         (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (e) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets or securities other than assets acquired in the ordinary course of business and consistent with past practices; or (ii) enter into or amend any contract with respect to any matter set forth in this subsection (e);

         (f) (i) incur any indebtedness for borrowed money or issue any debt or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except, in the case of indebtedness for borrowed moneys, in the ordinary course of business and consistent in all material respects with past practice but in no event in an amount in excess of $500,000 in the aggregate; (ii) authorize capital expenditures which are, in the aggregate, in excess of $500,000 for the Company; (iii) enter into or amend any contract, agreement, commitment or arrangement material to the Company; or (iv) incur any liabilities except for liabilities which, individually or in the aggregate, would not have a Company Material Adverse Effect;

         (g) increase (except in the ordinary course of business and consistent in all material respects with past practice) the compensation payable or to become payable to its officers or employees generally, or except with respect to annual bonuses approved at the Company's Board of Directors meeting held on December 9, 1997 and specified on Section 5.01 of the Company's Disclosure Schedule, grant any bonus, severance (except as consistent with past practice and not in excess of three months base salary without the written consent of Parent) or termination pay to, or enter into any employment, consulting or severance agreement with any person, or pay or agree to pay any pension, retirement or other benefit (except as required under agreements, plans or other arrangements existing as of September 30, 1997), establish, adopt, enter into, become obligated under or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, welfare, multiemployer, employee benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any past or present director, officer or employee;

         (h) make any change in tax accounting methods or make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

         (i) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in this Article V or in Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date;

         (j) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or

         (k) except for the payment of reasonable professional fees relating to the Merger or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to Parent), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $250,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company 1997 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than collection in the ordinary course.

         (l) except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions set forth in Section 3.11 of the Company Disclosure Schedule; PROVIDED that the Company shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions so set forth without the prior written consent of Parent, which consent shall not be unreasonably withheld;

         (m) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent in all material respects with past practice;

         (n) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any disposition of a material amount of assets or securities or any material change in the Company's capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by this Agreement;

         (o) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent in all material respects with past practice and following written notice to Parent;

         (p) maintain its books and records in a manner not in the ordinary course of business and substantially consistent with past practice;

         (q) enter into any hedging, option, derivative or other similar transaction;

         (r) institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

         (s) agree to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. REGISTRATION STATEMENT; PROXY STATEMENT

         (a) As promptly as practicable after the execution of this Agreement, the Company, with the assistance of Parent, shall prepare and file with the SEC preliminary proxy materials relating to the meeting of the holders of shares of Company Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Parent shall furnish all financial and other information relating to it as the Company may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after comments are received from the SEC on the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, Parent shall, with the assistance of the Company, prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "REGISTRATION STATEMENT"), in which the Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the Parent ADSs to be issued to the holders of shares of Company Common Stock pursuant to the Merger. The Company shall use all commercially reasonable efforts to have the Proxy Statement cleared by the staff of the SEC and Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders.

         (b) The Registration Statement and the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Common Stock; (iii) the time of the Shareholders' Meeting (as defined in Section 6.02); and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, is discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company, and the Company shall make appropriate amendments or supplements to the Proxy Statement. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

         (c) The Proxy Statement and the information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective by the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of shares of Company Common Stock; (iii) the time of the Shareholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of the Subsidiaries, or their respective officers or directors, is discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and the Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

         SECTION 6.02. SHAREHOLDERS' MEETING

         The Company shall take all action necessary in accordance with applicable law and its Restated Articles of Incorporation and By-laws to call and convene a special meeting of its stockholders (the "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement. The Company, through its Board of Directors, (i) shall recommend to its shareholders approval of this Agreement, which recommendation shall be contained in the Proxy Statement; PROVIDED, HOWEVER, that the Board of Directors of the Company may fail to make its recommendation to the shareholders of the Company or may withdraw, modify or change its recommendation to the shareholders of the Company, in response to an unsolicited bona fide, written proposal from a corporation, partnership, person, or other entity or group regarding a Superior Proposal (as hereinafter defined in Section 6.05), but only if the Company's Board of Directors determines in good faith by a majority vote that withdrawing, modifying or changing its recommendation is reasonably likely to lead to an Acquisition Transaction (as hereinafter defined in Section 6.05) that is more favorable to the shareholders of the Company than the Merger and that failing to take such action could reasonable be expected to constitute a breach of such Board's fiduciary duties, having received prior to such determination (x) advice of outside legal counsel of the Company that failing to take such action could reasonably be expected to constitute a breach of the fiduciary duties of such Board of Directors, and (y) the advice of a financial advisor of nationally recognized reputation that the Superior Proposal could reasonably be expected to provide greater value to the Company and its shareholders than the Merger and (ii) shall use all commercially reasonable efforts to solicit from its shareholders proxies regarding approval and adoption of this Agreement.

         SECTION 6.03. APPROPRIATE ACTION; CONSENTS; FILINGS

         (a) Subject to the terms and conditions herein provided, the Company and Parent shall use their commercially reasonable efforts, to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws,
(B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested by the other party in connection therewith. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent ADSs pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

         (b) The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

         SECTION 6.04. ACCESS TO INFORMATION; CONFIDENTIALITY

         (a) The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") previously entered into between the Company and Parent.

         (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, each party hereto will provide to the other party (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, "REPRESENTATIVES") access to all information and documents which any such party may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party.

         (c) From the date hereof to the Effective Time, each party hereto shall: (i) provide to the other party and its Representatives access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as a party hereto or its Representatives may reasonably request.

         (d) Parent and Merger Sub agree to treat confidentially all confidential information concerning the Company which is furnished to Parent and Merger Sub or their Representatives by or on behalf of the Company whether before or after the date of this Agreement. Parent and Merger Sub agree that such information shall be used solely for the purposes of the Agreement, the Merger and the transactions contemplated hereby. Except as required by law or stock exchange regulations (and then only with prior written notice to the Company of such requirement), neither Parent and Merger Sub nor its Representatives shall disclose to any person any such information. In the event that this Agreement is terminated pursuant to Article VIII, Parent and Merger Sub shall, and shall direct their Representatives to, promptly upon the written request of the Company deliver to the Company all written material received from the Company and will keep confidential or destroy any analyses, compilations, studies or other documents prepared by Parent or Merger Sub or its Representatives reflecting information furnished by or on behalf of the Company, without returning a copy thereof.

         (e) The Company agrees to keep confidential all information concerning Parent and Merger Sub furnished to the Company or its Representatives by or on behalf of the Parent to the same extent that the Parent and Merger Sub are obligated pursuant to Section 6.04(d) to keep confidential information furnished by or on behalf of the Company confidential.

         SECTION 6.05. NO SOLICITATION. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or acquisition of any kind of any material portion of the assets or capital stock of the Company (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company, its Board of Directors, officers, employees, agents and representatives may, in response to an unsolicited bona fide, written proposal from a Third Party regarding a Superior Proposal (as hereinafter defined) furnish information to, engage in discussions and negotiate with such Third Party, but only if the Board of Directors of the Company determines in good faith by a majority vote that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of the Company than the Merger and that failing to take such action could reasonably be expected to constitute a breach of the Board's fiduciary duties, having received prior to such determination of advice of outside legal counsel of the Company that failing to take such action could reasonably be expected to constitute a breach of the fiduciary duties of the Board of Directors and the advice of a financial advisor of nationally recognized reputation that the Superior Proposal could reasonably be expected to provide greater value to the Company and its stockholders than the Merger. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by any financially responsible third party (other than Parent) with respect to an Acquisition Transaction for which any required financing is committed in writing by reputable financing sources.

         (b) The Company shall immediately notify the Parent of (i) receipt of any proposal relating to an Acquisition Transaction or any request for non-public information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, a proposal relating to an Acquisition Transaction and (ii) any action, failure to act, determination or resolution by the Company or its Board of Directors referred to in Sections 6.02, 6.05(a), 8.01(f), 8.01(g) or 8.01(h). Such notice to the Parent shall be made orally and in writing and shall include a copy of any writing submitted by such person or entity and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

         (c) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreement and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         SECTION 6.06. INDEMNIFICATION AND INSURANCE

         (a) Parent and the Surviving Corporation agree that, except as may be limited by applicable Laws, for seven (7) years from and after the Effective Time, the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's By-Laws, or in any indemnification agreement to which the Company is a party as of September 30, 1997, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring at or prior to the Effective Time.

         (b) The Surviving Corporation shall maintain in effect, for three (3) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance solely with respect to such premium amounts that exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance.

         (c) Parent hereby guarantees, effective upon the consummation of the Merger, the Surviving Corporation's obligations under Section 6.06(a) and (b) of this Agreement.

         SECTION 6.07. NOTIFICATION OF CERTAIN MATTERS. (a) From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied, or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied.

         (b) The Company shall give prompt notice to Parent of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the general affairs, management, business, operations, assets or condition (financial or otherwise) or prospects of the Company and shall keep Parent and Merger Sub informed of all non-routine actions the Company intends to take in connection with any Environmental Law and all actions shall be on terms and conditions reasonably satisfactory to Parent and Merger Sub. Each of the Company and Parent shall give prompt notice to the other party of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (ii) any change or prospective change that is likely to have, respectively, a Company Material Adverse Effect or Parent Material Adverse Effect or

(iii) the occurrence or existence of any event which would, with the passage of time or otherwise, make any representation or warranty contained herein untrue. The delivery of any notice pursuant to Section 6.07(a) shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 7.02(a) and those of the Company under Section 7.03(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct (giving effect to any standards of materiality set forth in such Sections) as of the date hereof or as of the date when made (if a different date) and as of the Effective Time.

         SECTION 6.08. STOCK EXCHANGE LISTING. Parent shall as promptly as reasonably practicable prepare and submit to the NYSE a listing application covering the Parent ADSs to be issued in the Merger and shall use its reasonable efforts to cause such shares to be approved for listing on the NYSE prior to the Effective Time, and Parent shall use its reasonable effort to cause the Parent Ordinary Shares, represented by Parent ADSs, constituting the Merger Consideration to be admitted (subject to allotment) to the Official List of the Irish Stock Exchange and the London Stock Exchange.

         SECTION 6.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Parent and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NYSE, the NASD or any national securities exchange, including the Irish Stock Exchange and the London Stock Exchange, to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

         SECTION 6.10. PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

         SECTION 6.11. COMPENSATION. Parent shall cause the Surviving Corporation to offer compensation and benefits to such corporation's employees that are substantially equivalent to the compensation and benefits that such employees enjoyed before the Effective Time; provided that nothing in this
Section 6.11 shall obligate the Surviving Corporation to renew any employment agreements after their expiration or termination.

         SECTION 6.12. COMPLIANCE WITH TAX REQUIREMENTS

         (a) To avoid the application of Section 367(a)(1) of the Code, Parent covenants that, after the Closing, Parent will ensure that the Company complies with the reporting requirements in Treasury Regulation Section 1.367(a)-3(c)(6).

         (b) Parent shall provide to the Company stockholders who receive Parent ADSs in the Merger any information concerning Parent necessary to comply with the requirements of Section 6038B of the Code and Treasury Regulation Section 1.6038B-1T (or any successor Regulation).

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

         (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with Florida Law and the Company's Articles of Incorporation;

         (b) all material authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals which may be required in any jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been received and shall remain in full force and effect, including without limitation, any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

         (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligation of Parent and Merger Sub to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or Merger Sub:

         (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and (ii ii) the representations and warranties of the Company that are qualified with reference to a Company Material Adverse Effect or materiality shall be true and correct and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

         (b) Parent shall have received an opinion of Cahill Gordon & Reindel, counsel to Parent, dated on or about the Closing Date, and such other facts, representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs pursuant to the Merger (except with respect to any cash received in lieu of a fractional share), provided that (i) Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger, and (iii) the Company stockholder complies with the notice requirements of Section 6038B of the Code; and

         (c) Since September 30, 1997, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets or condition (financial or otherwise) of the Company (including loss of a significant portion of the employees in the Company's research department).

         (d) All the consents and approvals, and notifications and disclosures, and filings and registrations listed in Sections 3.05(b) and 4.05(b) hereof shall have been obtained.

         (e) Parent shall have received agreements, in substantially the form attached hereto as Exhibit 7.02, restricting such individual's ability to dispose of Parent ADSs held by such individual for a period of one year from the Effective Date.

         SECTION 7.03. CONDITIONS OF THE OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the
Company:

         (a) (i) Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time and (ii ii) the representations and warranties of Parent and Merger Sub that are qualified with reference to a Parent Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

         (b) The Company shall have received an opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., counsel to the Company, dated on or about the Closing Date, and such other facts, representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs pursuant to the Merger (except with respect to any cash received in lieu of a fractional share), provided that (i) Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting and total value of Parent's outstanding stock immediately after the Merger, and (iii) the Company stockholder complies with the notice requirements of Section 6038B of the Code;

         (c) The Company shall have received an opinion from counsel to the Parent concerning the matters set forth in Sections 4.01, 4.03 and 4.04 hereof;

         (d) Since September 30, 1997, there shall not have occurred any material adverse change in the general affairs, management, business, operations, assets or condition (financial or otherwise) of Parent and its subsidiaries taken as a whole;

         (e) The Company's Board of Directors shall have received prior to the date the Registration Statement is submitted to the SEC, and the Company shall have included in the Proxy Statement, the written Fairness Opinion of the Company Financial Advisor, to the effect that the financial terms of the Merger are fair to the shareholders of the Company from a financial point of view, in form and substance reasonably satisfactory to the Company;

         (f) The Average Parent Trading Price shall be not less than $44.1625;
and

         (g) All the consents and approvals, and notifications and disclosures, and filings and registrations listed in Sections 3.05(b) and 4.05(b) hereof shall have been obtained, including the Parent ADSs to be issued in the Merger shall have been authorized for listing on the NYSE, the London Stock Exchange and the Dublin Stock Exchange, subject to official notice of issuance.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

         (a) by written consent duly authorized by the Boards of Directors of each of Parent and the Company;

         (b) by either Parent or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to June 30, 1998, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (PROVIDED, HOWEVER, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to June 30, 1998 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before June 30, 1998; PROVIDED that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful, deliberate or knowing failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by either Parent or the Company, if the Shareholders' Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof);

         (d) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
Section 7.03(a) would not be satisfied (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is curable by Parent through the exercise of its best efforts and Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(d) for a period of 30 days from the date on which the Company delivers to Parent written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Parent Breach;

         (e) by Parent, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
Section 7.02(a) would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(e) for a period of 30 days from the date on which Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Company Breach;

         (f) by Parent if the Board of Directors of the Company (i) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders, (ii) withdraws or amends or modifies in a manner adverse to the Parent its recommendation or approval in respect of this Agreement or the Merger, or (iii) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution;

         (g) by Parent, if the Company or its representatives shall furnish or disclose non-public information or negotiate, discuss, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; PROVIDED, HOWEVER, that in such event Parent shall have no right to terminate pursuant to this clause (g) until February 15, 1998, and only if the Company has not terminated all such activities prior to such date; or

         (h) by the Company (A) if the Company shall have received a Superior Proposal and (B) the Board of Directors of the Company, having received (x) the advice of outside legal counsel of the Company relating thereto and (y) the advice of a financial advisor of nationally recognized reputation relating thereto, reasonably determines in good faith that such Superior Proposal is more favorable to the Company and its stockholders than the Merger and is reasonably likely to be consummated and that failing to take such action would be inconsistent with their fiduciary duties to the stockholders of the Company, and
(C) the Company shall have given Parent five business days prior notice of its determination to terminate this Agreement.

         (i) by the Company, on such date as the sole closing condition under either Sections 7.01 and 7.03 herein that remains unsatisfied is subsection 7.03(f) (assuming for purposes of calculating the Average Parent Trading Price that the Closing Date is the date that all conditions in Sections 7.01 and 7.03, other than Section 7.03(f), have been satisfied).

         SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this

Agreement available to a party by reason of, any willful breach by the other party or parties of its or their willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 8.03. FEES AND EXPENSES. (a) In the event that this Agreement is terminated pursuant to Section 8.01(f), (g) or (h) herein, within fifteen
(15) days of such termination, the Company shall pay to Parent, in immediately available funds to an account specified by Parent, a fee of $12,000,000, as liquidated damages.

         (b) In the event of a termination of this Agreement by the Company pursuant to Section 8.01(d), then Parent shall within two business days of such termination pay the Company by wire transfer of immediately available funds to an account specified by the Company up to $1 million to reimburse the Company for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement by Parent pursuant to Section 8.01(e), then the Company shall within two business days of such termination pay Parent by wire transfer of immediately available funds to an account specified by Parent up to $1 million to reimburse Parent for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

         (c) Except as provided in Section 8.03(b), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; PROVIDED, HOWEVER, that (i) Parent and the Company shall bear equally all expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC filing fees and stock exchange listing applications incurred in connection with the Registration Statement and the Proxy Statement and (ii) Parent shall bear all expenses incurred by the parties hereto and their respective affiliates, if applicable, in connection with any filing under the HSR Act due to the transactions contemplated herein.

         (d) The Company acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount claimed pursuant to Section 8.03(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit against the Company for the fee set forth in Section 8.03(a), the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

         SECTION 8.04. AMENDEMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.12 shall survive the Effective Time for the periods stated therein, and those set forth in Sections 6.09, 6.11, 8.02, 8.03, 8.04,
8.05 and this Article IX shall survive termination indefinitely.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        if to Parent or Merger Sub             Elan Corporation, plc
                                               Lincoln House
                                               Lincoln Place
                                               Dublin 2, Ireland
                                               Telecopy:  (011)(353) 1-662-4963
                                               Attention:  Thomas G. Lynch

        with copies to:                        Cahill Gordon & Reindel
                                               80 Pine Street
                                               New York, NY 10005
                                               Telecopy:  (212) 269-5420
                                               Attention:  William M. Hartnet

        if to the Company:                     Sano Corporation
                                               3250 Commerce Parkway
                                               Miramar, Florida  33025
                                               Attention:  Reginald L. Hardy

        with a copy to:                        Greenberg Traurig Hoffman Lipoff
                                               Rosen & Quentel, P.A.
                                               1221 Brickell Avenue
                                               Miami, Florida  33131
                                               Attention:  Gary M. Epstein, Esq.

SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

         (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

         (b) "BENEFICIAL OWNER" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

         (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

         (d) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "GOVERNMENTAL AUTHORITY" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

         (f) "KNOWLEDGE," solely with respect to the Company, means the actual knowledge of any of the members of the Company's current Board of Directors or any of the executive officers of the Company.

         (g) "PERSON" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

         (h) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         SECTION 9.04. ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with United States generally accepted accounting principles.

         SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.06. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent PROVIDED that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 9.07. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.06 and 6.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         SECTION 9.08. SEPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 9.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state.

         SECTION 9.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            ELAN CORPORATION, PLC.

                                            By: /S/ THOMAS G. LYNCH
                                                  ---------------------
                                            Name:  Thomas G. Lynch
                                            Title: Executive Vice President and
                                                   Chief Financial Officer

                                            EVERGLADE ACQUISITION CORP.

                                            By:  /s/ THOMAS G. LYNCH
                                                 ----------------------
                                            Name:  Thomas G. Lynch
                                            Title: Executive Vice President and
                                                   Chief  Financial Officer

                                            SANO CORPORATION

                                             By: /s/ MARC M. WATSON
                                                 ----------------------
                                             Name:  Marc M. Watson
                                             Title: Chairman of the Board